CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-43320) and related Prospectus of Sensar Corporation for the registration of 2,467,056 shares of its common stock and to the incorporation by reference therein of our reports dated March 15, 2000, except for Note 9 as to which the date is April 2, 2000, with respect to the financial statements of Net2Wireless Corporation as of December 31, 1999, included in the Proxy Statement of Sensar Corporation that is made a part of the Registration Statement (Form S-4 No. 333-34298) and Prospectus of Sensar Corporation filed with the Securities and Exchange Commission.

Tel-Aviv, Israel

OCTOBER 4, 2000

                                         /s/ Kost Forer & Gabbay

                                         KOST, FORER & GABBAY
                                         A member of Ernst & Young International